Exhibit 99.2

Certain Information Regarding the Consent Solicitations

BACKGROUND OF THE SOLICITATION

Sunoco LP (“Sunoco,” “we” or “our”) is a Delaware master limited partnership engaged in the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors, as well as the retail sale of motor fuels and merchandise through its company-operated convenience stores and retail fuel sites. Sunoco is the exclusive wholesale supplier of the iconic Sunoco-branded motor fuel, supplying an extensive distribution network of 5,341 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest and Southeast regions of the United States, including 246 company-operated Sunoco-branded Stripes locations in Texas and Louisiana.

On January 18, 2017, with the assistance of a third-party brokerage firm, Sunoco launched a portfolio optimization plan to market and sell 97 real estate assets. Real estate assets included in this process are company-owned locations, undeveloped greenfield sites and other excess real estate. The properties, which are located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia, will be sold through a sealed-bid sale. Of the 97 properties, 16 have been sold (and an additional 20 are under contract to be sold), 31 are being sold to 7-Eleven, Inc. (“7-Eleven”) as described below and 9 are being sold in another transaction. The remaining 21 continue to be marketed by the third-party brokerage firm.

On April 6, 2017, Sunoco entered into an Asset Purchase Agreement with 7-Eleven and SEI Fuel Services, Inc., a Texas corporation and wholly owned subsidiary of 7-Eleven (the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, Sunoco has agreed to sell a portfolio of approximately 1,112 company-operated retail fuel outlets in 19 geographic regions, together with ancillary businesses and related assets, including the Laredo Taco Company, for an aggregate purchase price of $3.3 billion (the “Retail Divestiture”). The closing of the transaction contemplated by the Asset Purchase Agreement is expected to occur in the fourth quarter of 2017, and is subject to the satisfaction or waiver of customary closing conditions, including the receipt of any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and either the satisfaction and discharge of the indentures governing our outstanding senior notes (including the indentures governing each of the $800,000,000 aggregate principal amount of 6.250% Senior Notes due 2021 (the “2021 Notes”), the $800,000,000 aggregate principal amount of 6.375% Senior Notes due 2023 (the “2023 Notes”) and $600,000,000 aggregate principal amount of 5.500% Senior Notes due 2020 (the “2020 Notes”)) or the consummation of successful consent solicitations to amend such indentures to permit the transaction contemplated by the Asset Purchase Agreement. We currently intend to redeem or repurchase all of our outstanding 2020 Notes with a portion of the proceeds from the Retail Divestiture; and today we announced the commencement of consent solicitations (the “Consent Solicitations”) to amend the indentures governing the 2021 Notes and the 2023 Notes for the purpose, among others, of permitting the consummation of the Retail Divestiture.

In addition, with the assistance of a third-party brokerage firm, Sunoco has begun marketing efforts with respect to approximately 208 Stripes-branded retail sites located in certain West Texas, Oklahoma and New Mexico markets which were not included in the Asset Purchase Agreement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2017:

•	on a historical basis; and

•	as adjusted to give effect to the Retail Divestiture and the use of net proceeds therefrom (i) to repay all borrowings outstanding under our term loan facility, (ii) to repay a portion of the borrowings outstanding under our revolving credit facility, (iii) to redeem or repurchase in whole our 2020 Notes, (iv) to repay in whole our Series A Preferred Units representing limited partner interests, (v) to repurchase $635 million outstanding aggregate principal amount of our common units representing limited partner interests and (vi) for general partnership purposes.

The information in this table is derived from, should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and related notes incorporated by reference herein. In addition, the operating statistics and credit statistics included in the table are based on management’s estimates and assumptions relating to the Retail Divestiture and our ongoing business. A discussion of the risks and uncertainties that could cause actual results to differ materially from the amounts presented herein is contained in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

	As of June 30, 2017
	Historical	Adjustment	As Adjusted
	($ in millions)
Cash and cash equivalents	$97	$—	$97

Long-term debt (including current maturities and debt issuance costs):
Revolving credit facility(1)	$825	$(230)	$595
Term loan facility	1,243	(1,243)	—
5.500% Senior Notes due 2020	600	(600)	—
6.250% Senior Notes due 2021	800	—	800
6.375% Senior Notes due 2023	800	—	800
Sale-leaseback financing obligation and other long-term debt	139	—	139

Total long-term debt (including current maturities and debt issuance costs)	$4,407	$(2,073)	$2,334
Total equity:
Common unitholders(2)	$3,045	$(635)	$2,410
Series A Preferred unitholder	300	(300)	—

Total partners’ capital	$3,345	$(935)	$2,410

Total capitalization	$7,752	$(3,008)	$4,744

Operating Statistics:
LTM Adjusted EBITDA(3)	$718	$(204)	$514

Credit Statistics:
LTM Adjusted EBITDA(3) / Interest Expense	3.3x		3.8x
Secured Debt / LTM Adjusted EBITDA(3)	2.9x		1.2x
Total Debt / LTM Adjusted EBITDA(3)	6.1x		4.5x
Total Debt / Total Capitalization	57%		49%

(1)	Excludes approximately $20 million of letters of credit outstanding under our revolving credit facility at June 30, 2017.
(2)	Based on the closing price of our common units of $30.61 on June 30, 2017 and 99,468,884 common units outstanding.
(3)	Historical LTM Adjusted EBITDA reflects Adjusted EBITDA from consolidated operations (both continuing and discontinued) for each of the four quarters in the twelve-month period ended June 30, 2017. As Adjusted LTM Adjusted EBITDA reflects Adjusted EBITDA from continuing operations for the same period (which excludes retail sites to be sold in the 7-Eleven transaction and the West Texas divestment and the real estate optimization process), plus the estimated net income expected from the fuel supply agreement to be entered into by us and 7-Eleven at the closing of the 7-Eleven transaction. For a reconciliation of Adjusted EBITDA to net income, please see “Non-GAAP Financial Measures” below.

The following table sets forth the estimated sources and uses of funds in connection with the Consent Solicitations and the Retail Divestiture assuming each occurred on June 30, 2017. The actual sources and uses of funds may vary from the estimated sources and uses of funds in the table and accompanying footnotes set forth below depending on the actual timing of the Retail Divestiture, as well as the gross proceeds received from the West Texas divestment. Discussion of risks and uncertainties that could cause actual results to differ materially from the amounts presented here is contained in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

As of June 30, 2017

Sources of Funds		Use of Funds

($ in millions)
Estimated 7-Eleven Gross Proceeds(1)	$3,306	Repayment of Term Loan A	$1,243
Estimated West Texas Gross Proceeds(2)	617	Redemption of 2020 Senior Notes(3)	630
		Repayment of Borrowings under Revolving Credit Facility	230
		2021 Senior Notes Consent Fee	8
		2023 Senior Notes Consent Fee	8
		Repayment of Series A Preferred Equity(4)	303
		Estimated Tax Payment(5)	800
		Estimated Fees and Expenses(6)	66
		Estimated Unit Repurchase	635

Total	$3,923	Total	$3,923

(1)	Proceeds do not reflect any purchase price adjustments that may take place at closing pursuant to the Asset Purchase Agreement.
(2)	The amount of gross proceeds from the West Texas divestment reflects management’s estimates based on anticipated proceeds per store from the sale of properties to 7-Eleven. Actual proceeds from the West Texas divestment may differ materially from the amount presented.
(3)	Includes call premium at 102.750% and accrued and unpaid interest through December 31, 2017.
(4)	Includes call premium at 101%.
(5)	Includes estimated state and federal tax obligations related to the Retail Divestiture.
(6)	Includes estimated general and administrative costs (including severance and retention payments).

Non-GAAP Financial Measures

Adjusted EBITDA as used throughout this Certain Information Regarding the Consent Solicitations is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, as adjusted to exclude allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory fair value adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities; and

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures.

The following table presents a reconciliation of net income to Adjusted EBITDA from consolidated operations (both continuing and discontinued) for each of the four quarters in the twelve-month period ended June 30, 2017, as well as Adjusted EBITDA for the twelve-month period ended June 30, 2017:

	Quarter Ended September 30, 2016	Quarter Ended December 31, 2016	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	Last- Twelve Months Ended June 30, 2017
	($ in millions)
Net income (loss) and comprehensive income (loss)	$45	$(585)	$1	$(222)	$(761)
Consolidated interest expense, net	54	56	64	58	232
Income tax expense (benefit)	5	(40)	(17)	(23)	(75)
Depreciation, amortization and accretion expense	78	85	87	39	289
Non-cash reductions (additions) of consolidated net income	7	638	20	368	1,033

Consolidated Adjusted EBITDA	$189	$154	$155	$220	$718

The following table presents a reconciliation of net income to Adjusted EBITDA from continuing operations for each of the four quarters in the twelve-month period ended June 30, 2017, as adjusted to give effect to the Retail Divestiture:

	Pro Forma Quarter Ended September 30, 2016	Pro Forma Quarter Ended December 31, 2016	Pro Forma Quarter Ended March 31, 2017	Pro Forma Quarter Ended June 30, 2017	Pro Forma Last- Twelve Months Ended June 30, 2017
	($ in millions)
Net income (loss) and comprehensive income (loss)(1)	$76	$(554)	$32	$(191)	$(637)
Less income from discontinued operations, net of income taxes(2)	30	(656)	(14)	(256)	(896)

Income (loss) from continuing operations	$46	$102	$46	$65	$259

Consolidated interest expense, net	$47	$49	$57	$54	$207
Income tax expense (benefit)	(8)	(21)	(13)	(57)	(99)
Depreciation, amortization and accretion expense	31	41	30	33	135
Non-cash reductions (additions) of consolidated net income	5	(41)	9	39	12

Adjusted EBITDA – Continuing Operations	$121	$130	$129	$134	$514

(1)	Includes the estimated net income expected from the fuel supply agreement to be entered into by us and 7-Eleven at the closing of the 7-Eleven transaction.
(2)	Discontinued operations, net of tax also reflects locations sold to be sold as part of the retail estate portfolio optimization process.

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